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                                                                    Exhibit 12.1

                        Radio One, Inc. and Subsidiaries
 Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends For
     the Years Ended December 31, 1995, 1996, 1997, 1998, 1999 and For the
                    Six Months Ended June 30, 1999 and 2000

                                    Fiscal Year Ended December 31,
                         --------------------------------------------------------
                                                                       Pro forma
                          1995     1996     1997      1998     1999      1999
                         -------  -------  -------  --------  ------- -----------
                                  (Dollars in thousands)              (unaudited)
Earnings:
Net Income (loss)....... $(1,856) $(3,609) $(4,944) $    841  $   133  $(83,086)
Add:
 Provision (benefit) for
  income taxes..........     --       --       --     (1,575)   2,728       --
 Extraordinary item.....     468      --     1,985       --       --        --
 Fixed charges:(1)
  Interest expense,
   including
   amortization of
   deferred financing
   costs................   5,289    7,252    8,910    11,455   15,279    58,452
  Rent expense..........     190      259      270       296      497       890
                         -------  -------  -------  --------  -------  --------
Total fixed charges.....   5,479    7,511    9,180    11,751   15,776    59,342
Total earnings.......... $ 4,091  $ 3,902  $ 6,221  $ 11,017  $18,637  $(23,744)
                         =======  =======  =======  ========  =======  ========
Fixed Charges (1)....... $ 5,479  $ 7,511  $ 9,180  $ 11,751  $15,776  $ 59,342
                         =======  =======  =======  ========  =======  ========
Preferred stock
 dividends.............. $   --   $   --   $ 2,037  $  3,716  $ 1,476  $ 21,626
                         =======  =======  =======  ========  =======  ========
Ratio of earnings to
 combined fixed charges
 and preferred stock
 dividends..............    0.75     0.52     0.55      0.71     1.08     (0.29)
                         =======  =======  =======  ========  =======  ========

                                                        Six Months Ended
                                                            June 30,
                                                    -------------------------
                                                                       Pro
                                                      (Unaudited)     forma
                                                     1999     2000     2000
                                                    -------  ------- --------
                                                     (Dollars in Thousands)
Earnings:
Net Income (loss).................................. $(3,681) $ 7,638  (37,435)
Add:
 Provision (benefit) for income taxes..............     476    5,818      --
 Extraordinary item................................     --       --
 Fixed charges:(1)
  Interest expense, including amortization of
   deferred financing costs........................   7,489    7,247   30,779
  Rent expense.....................................     249      261      446
                                                    -------  ------- --------
Total fixed charges................................   7,738    7,508   31,225
Total earnings..................................... $ 4,533  $20,964 $ (6,210)
                                                    =======  ======= ========
Fixed Charges (1).................................. $ 7,738  $ 7,508 $ 31,225
                                                    =======  ======= ========
Preferred stock dividends.......................... $ 1,476  $   --    10,075
                                                    =======  ======= ========
Ratio of earnings to combined fixed charges and
 preferred stock dividends.........................    0.49     2.79    (0.15)
                                                    =======  ======= ========

--------
(1) Fixed charges represent interest expense, including amortization of deferred financing costs and the component of rent expense believed by management to be representative of the interest factor (one-third of rent expense).